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                                                                       Exhibit 8

                          [Graham & Dunn PC Letterhead]

                                  June 23, 2006

Glacier Bancorp, Inc.
99 Commons Loop
Kalispell, Montana 59901

First National Bank of Morgan
120 North State Street
Morgan, Utah 84050

Re: BANK MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

This letter responds to your request for our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of First National Bank of Morgan ("Morgan") into New First National Bank of Morgan ("New Bank"), a wholly-owned subsidiary of Glacier Bancorp, Inc. ("GBCI"), in exchange for cash and the common stock of GBCI. The time at which the Merger becomes effective is hereafter referred to as the "Effective Date." This opinion is being delivered in connection with, and appears as an exhibit to, the Form S-4 Registration Statement relating to the Merger that GBCI will file with the Securities and Exchange Commission on or about June 29, 2006 (the "Registration Statement").

We have acted as legal counsel to GBCI and New Bank in connection with the Merger. In such capacity, we have participated in the preparation of the "Plan and Agreement of Merger Among First National Bank of Morgan, New First National Bank of Morgan (Upon Formation) and Glacier Bancorp, Inc.," dated as of May 31, 2006 (the "Plan and Agreement of Merger") and the preparation and filing of the Registration Statement. For purposes of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto:

     1.   The Plan and Agreement of Merger;

     2.   The Registration Statement; and

     3. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

We have assumed, without independent investigation or review, that the facts and the representations and warranties contained in those documents (or otherwise made known

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to us through the Effective Date of the Merger) are accurate and complete and that the Merger will be effected in accordance with the terms of the Plan and Agreement of Merger.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the Plan and Agreement of Merger, it is our opinion that:

     1. The Merger will qualify as a reorganization within the meaning of IRC
Section 368(a)(1)(A) and will qualify as a "forward triangular merger" under IRC
Section 368(a)(2)(D).

     2. No gain or loss will be recognized by GBCI, New Bank or Morgan by reason of the Merger.

     3. Holders of Morgan common stock who receive solely GBCI common stock in exchange for their shares of Morgan common stock pursuant to the Merger will not recognize gain or loss on the exchange. If any such stockholders receive cash in lieu of a fractional share interest in GBCI common stock, such stockholders will be treated as having received a fractional share of GBCI common stock in the Merger and having immediately exchanged that fractional share for cash in a taxable redemption by GBCI.

     4. Holders of Morgan common stock who receive solely cash in exchange for their shares of Morgan common stock, and who own those shares as capital assets and do not actually or constructively own shares of GBCI after the Merger, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of Morgan common stock. The gain or loss will be long-term capital gain or loss if such shares of Morgan common stock were held for more than one year.

     5. A holder of Morgan common stock who receives both GBCI common stock and cash consideration in exchange for his, her or its shares of Morgan common stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by such stockholder in the exchange or the amount of cash received by such stockholder in the exchange. Any gain recognized by a stockholder who owns his, her or its shares of Morgan common stock as capital assets will be treated as capital gain if the exchange is, with respect to the holder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of Code Section 302(b). The gain will be long-term capital gain if the shares of Morgan common stock were held for more than one year. The exchange will be "substantially disproportionate" with respect to a

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holder of Morgan common stock if, immediately after the Merger, the holder owns, actually and constructively, less than 50% of the total combined voting power of all classes of GBCI common stock entitled to vote and less than 80% of the percentage of GBCI common stock actually and constructively owned by the holder immediately before the Merger. For purposes of the foregoing determination, the holder is treated as if (i) all its shares of Morgan common stock were first exchanged in the Merger for shares of GBCI common stock, and (ii) a portion of those shares of GBCI common stock were then redeemed for the cash actually received in the Merger. Whether the exchange will be "not essentially equivalent to a dividend" with respect to a holder of Morgan common stock will depend on the holder's particular facts and circumstances.

We express our opinion herein only as to those matters specifically set forth above. We do not express or infer an opinion as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington. We do not express or infer any opinion herein concerning any law other than the federal law of the United States.

Our opinion is intended solely for the benefit of GBCI, New Bank, Morgan, and the shareholders of Morgan. It may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the heading "Certain Federal Income Tax Consequences of the Merger." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Sincerely,


                                         /s/ GRAHAM & DUNN PC
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